Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Announces Unaudited Fiscal 2010 Fourth-Quarter
and Full-Year Financial Results
•	Fiscal 2010 Earnings of $0.15 Per Diluted Share Compared With Loss of $12.58 in Fiscal 2009

•	SG&A Expenses Decreased $31.7 Million in Fiscal 2010, or 16%, From Fiscal 2009

•	Cash Increased $29.3 Million to $65.5 Million in Fiscal 2010
CLEVELAND—June 3, 2010—Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced unaudited financial results for the fiscal 2010 fourth quarter and full year ended March 31, 2010.
Fourth-Quarter 2010 Unaudited Results of Operations
Year-over-year revenue declined in the fourth quarter of fiscal 2010. The company reported revenue of $135.8 million, which was 13% lower than the $155.5 million reported in last year’s comparable quarter. The lower revenue reflected weaker-than-anticipated demand in the company’s Technology Solutions Group.
Sales of hardware, software and services declined 13%, 25% and 3%, respectively, compared with the fourth quarter of fiscal 2009. Gross margin expanded to 26.4% of sales, compared with 25.7% of sales in the fiscal 2009 fourth quarter. The improvement in gross margin resulted primarily from a larger proportion of sales being derived from proprietary services and the company’s higher-margin Hospitality and Retail Solutions Groups. A decline in vendor incentives tempered the favorable margin impact from the change in sales mix during the period.
Selling, general and administrative (SG&A) expense was $42.6 million for the quarter, a decrease of $4.8 million from the prior year, primarily due to lower compensation and intangible amortization.
Operating loss for the quarter narrowed to $6.9 million, a notable improvement from the operating loss reported in last year’s fourth quarter of $97.5 million. Quarterly results for the prior year included charges related to restructuring and asset impairment (“Charges”) totaling $90.1 million, compared with $0.1 million in the current year. Adjusted EBITDA (operating income plus depreciation and amortization), excluding Charges, was a loss of $3.6 million for the quarter, compared with a loss of $0.9 million a year ago.
The net loss from continuing operations for the quarter was $0.5 million, or a loss of $0.02 per share, compared with a net loss from continuing operations of $114.6 million, or a loss of $5.07 per share, in the prior-year fourth quarter.
“Despite the very difficult market environment and lower sales levels experienced throughout the fiscal year, we made significant progress in resetting the cost structure and making select, but important, investments in the company,” said Martin Ellis, president and chief executive officer. “Moreover, our focus on working capital management and strong cash generation position us very well to advance our growth strategy of developing higher-value solutions with more proprietary software and services.”
Fiscal 2010 Unaudited Results of Operations
Full-year revenue in fiscal 2010 decreased 12.4% to $640.4 million from $730.7 million in fiscal 2009 due to the weak economic environment and lower levels of corporate IT spending. Hardware sales, which comprised 69% of total sales, declined 5%, while sales of software and services were down 9% and 33%, respectively, compared with the prior fiscal year.
As a result of the lower sales, full-year gross profit declined $34.6 million, or 17.6%, to $161.5 million, versus $196.1 million in fiscal 2009. Gross margin as a percentage of sales was 25.2% in fiscal 2010, compared with 26.8% last year. Gross margin was negatively impacted by lower vendor rebates and lower selling margins.
SG&A expense decreased $31.7 million, or 16%, to $167.2 million, compared with $198.9 million in the prior fiscal year. The decrease was primarily due to cost-reduction efforts, lower intangible amortization and lower variable compensation.
The operating loss for the year was $6.8 million, compared with the operating loss of $275.4 million in fiscal 2009. Charges related to restructuring and asset impairment totaled $272.7 million in the prior year, versus $1.1 million in the current year. Adjusted EBITDA, excluding Charges, was $10.1 million for fiscal 2010, compared with $24.3 million a year ago. The decrease was due to lower sales and lower gross margin, reflecting a challenging IT demand environment for most of the year.
Full-year net income from continuing operations was $3.6 million, or $0.15 per diluted share, for fiscal 2010. Net income included a $5.2 million income tax benefit recorded for losses that were carried back to offset prior years’ taxable income and reversal of prior-year reserves. This compares with the net loss from continuing operations of $282.2 million, or a loss of $12.49 per share, last year.
Accounts Receivable and Cash
The accounts receivable portfolio improved significantly in fiscal 2010. Days sales outstanding declined from 88 days at fiscal year-end 2009 to 69 days at fiscal year-end 2010, resulting in a $49.5 million reduction in accounts receivable. In addition, the average age of trade receivables improved by 6 days. Strong accounts receivable and working capital management contributed to cash on hand growing $29.3 million in fiscal 2010, reaching $65.5 million at March 31, 2010.
Business Outlook
Ellis continued: “We are a leaner and more focused company. Our investments in infrastructure and product development were sustained throughout the recession and are expected to make important contributions to future success. Subsequent to the end of the fiscal year, we went live on our new integrated Oracle ERP platform, which will further improve financial reporting, internal controls and operating efficiencies, as well as enhance customer service.”
“HSG and RSG continue to gain traction, while demand in TSG remains uncertain in the short-term. Longer—term, we expect to benefit from broader demand for IT products and services. We intend to provide more comprehensive guidance as the demand environment becomes clearer,” Ellis concluded.
The outlook for cash-flow generation remains strong and the company expects to generate $10 million to $15 million in cash flow in fiscal 2011. The company also expects to incur capital expenditures of approximately $10 million and depreciation and amortization of approximately $12.5 million.
The company will file its Form 10-K with the SEC next week.
Conference Call Information
A conference call will be held today at 11:00 a.m. ET. A slide deck, which will be the basis for the review, will accompany the conference call. Both the slide deck and the conference call can be accessed via the Investor Relations section of www.agilysys.com. In addition, a replay of the call will be archived on the website.

Forward-Looking Language
This release contains certain management expectations, which may constitute forward-looking information within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Reform Act of 1995. Forward-looking information speaks only as to the date of this presentation and may be identified by use of words such as “may,” “will,” “believes,” “anticipates,” “plans,” “expects,” “estimates,” “projects,” “targets,” “forecasts,” “continues,” “seeks,” or the negative of those terms or similar expressions. Many important factors could cause actual results to be materially different from those in forward-looking information including, without limitation, competitive factors, disruption of supplies, changes in market conditions, pending or future claims or litigation, or technology advances. No assurances can be provided as to the outcome of cost reductions, business strategies, future financial results, unanticipated downturns to our relationships with customers, and macroeconomic demand for IT products and services, unanticipated difficulties integrating acquisitions, new laws and government regulations, interest rate changes, consequences of MAK Capital’s shareholder-approved control share acquisition proposal, and unanticipated deterioration in economic and financial conditions in the United States and around the world or the consequences. We do not undertake to update or revise any forward-looking information even if events make it clear that any projected results, actions, or impact, express or implied, will not be realized.
Other potential risks and uncertainties that may cause actual results to be materially different from those in forward-looking information are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), under Item 1A, “Risk Factors.” Copies are available from the SEC or the Agilysys website.
Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this presentation, certain non-GAAP financial measures as defined by the SEC rules are used. Management believes that such information can enhance investors’ understanding of the company’s ongoing operations. The non-GAAP measures included in this presentation have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this presentation.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong.
News releases and other information on the company are available on the Internet at: http://www.agilysys.com.
# # #
Investor Contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com

Media Contact:
Maureen Morreale
Senior Communications Manager
Agilysys, Inc.
440-519-8161
maureen.morreale@agilysys.com

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
(In thousands, except share and per-share data)	(Unaudited)		(Unaudited)
Net sales:
Products	$104,004	$122,620	$520,747	$553,312
Services	31,827	32,835	119,684	177,408

Total net sales	135,831	155,455	640,431	730,720
Cost of goods sold:
Products	88,232	103,130	429,218	462,248
Services	11,772	12,386	49,686	72,379

Total cost of goods sold	100,004	115,516	478,904	534,627

Gross margin	35,827	39,939	161,527	196,093
Selling, general and administrative expenses	42,562	47,321	167,248	198,867
Asset impairment charges	55	86,213	293	231,856
Restructuring charges	78	3,871	823	40,801

Operating loss	(6,868)	(97,466)	(6,837)	(275,431)
Other (income) expense:
Other (income) expense, net	(883)	2,651	(6,194)	7,180
Interest income	(4)	(3)	(13)	(524)
Interest expense	297	93	970	1,196

Loss before income taxes	(6,278)	(100,207)	(1,600)	(283,283)
Income tax (benefit) expense	(5,769)	14,385	(5,176)	(1,096)

(Loss) income from continuing operations	(509)	(114,592)	3,576	(282,187)
Income (loss) from discontinued operations, net of taxes	9	804	(29)	(1,947)

Net (loss) income	$(500)	$(113,788)	$3,547	$(284,134)

Earnings per share — basic:
(Loss) income from continuing operations	$(0.02)	$(5.07)	$0.16	$(12.49)
Income (loss) from discontinued operations	—	0.04	(0.00)	(0.09)

Net (loss) income	$(0.02)	$(5.03)	$0.16	$(12.58)

Earnings per share — diluted:
(Loss) income from continuing operations	$(0.02)	$(5.07)	$0.15	$(12.49)
Income (loss) from discontinued operations	—	0.04	(0.00)	(0.09)

Net (loss) income	$(0.02)	$(5.03)	$0.15	$(12.58)

Weighted average shares outstanding
Basic	22,628,788	22,604,561	22,626,586	22,586,603
Diluted	22,628,788	22,604,561	23,087,742	22,586,603

Cash dividends per share	—	$0.03	$0.06	$0.12

AGILYSYS, INC.
BUSINESS SEGMENT INFORMATION
(In thousands)

	Three Months Ended Mar. 31, 2010					Twelve Months Ended Mar. 31, 2010
	Reportable Segments					Reportable Segments
				Corp/					Corp/
	HSG	RSG	TSG	Other	Consolidated	HSG	RSG	TSG	Other	Consolidated
Total net revenue	$21,311	$25,185	$89,335	$—	$135,831	$83,136	$110,818	$446,477	$—	$640,431
Gross margin	$13,374	$5,840	$16,613	$—	$35,827	$51,463	$23,326	$87,501	$(763)	$161,527
Gross margin percentage	62.8%	23.2%	18.6%		26.4%	61.9%	21.0%	19.6%		25.2%

Operating income (loss)	$2,487	$974	$(1,130)	$(9,199)	$(6,868)	$8,690	$6,662	$10,951	$(33,140)	$(6,837)
Other income expenses, net	—	—	—	(883)	(883)	—	—	—	(6,194)	(6,194)
Interest expense, net	—	—	—	293	293	—	—	—	957	957

Income (loss) from continuing operations before income taxes	$2,487	$974	$(1,130)	$(8,609)	$(6,278)	$8,690	$6,662	$10,951	$(27,903)	$(1,600)

Non-cash charges:
Depreciation and Amortization(1)	$1,029	$55	$839	$1,266	$3,189	$4,337	$198	$6,418	$4,876	$15,829
Asset impairment	$—	$—	$55	$—	$55	$90	$—	$55	$148	$293
Restructuring charges	$—	$—	$—	$78	$78	$—	$—	$—	$823	$823

Total	$1,029	$55	$894	$1,344	$3,322	$4,427	$198	$6,473	$5,847	$16,945

	Three Months Ended Mar. 31, 2009					Twelve Months Ended Mar. 31, 2009
	Reportable Segments					Reportable Segments
				Corp/					Corp/
	HSG	RSG	TSG	Other	Consolidated	HSG	RSG	TSG	Other	Consolidated
Total net revenue	$23,565	$19,981	$111,909	$—	$155,455	$99,636	$122,159	$508,925	$—	$730,720
Gross margin	$14,084	$4,317	$23,279	$(1,741)	$39,939	$58,004	$27,748	$108,489	$1,852	$196,093
Gross margin percentage	59.8%	21.6%	20.8%		25.7%	58.2%	22.7%	21.3%		26.8%

Operating (loss)	$(8,455)	$(878)	$(73,681)	$(14,452)	$(97,466)	$(114,053)	$(16,963)	$(88,177)	$(56,238)	$(275,431)
Other income expenses, net	—	—	—	2,651	2,651	—	—	—	7,180	7,180
Interest expense, net	—	—	—	90	90	—	—	—	672	672

Income (loss) from continuing operations before income taxes	$(8,455)	$(878)	$(73,681)	$(17,193)	$(100,207)	$(114,053)	$(16,963)	$(88,177)	$(64,090)	$(283,283)

Non-cash charges:
Depreciation and Amortization(1)	$1,194	$(28)	$4,126	$1,166	$6,458	$5,931	$129	$16,673	$4,366	$27,099
Asset impairment	$11,637	$2	$74,574	$—	$86,213	$122,488	$24,912	$84,456	$—	$231,856
Restructuring charges	$—	$—	$—	$3,871	$3,871	$—	$—	$23,573	$17,228	$40,801

Total	$12,831	$(26)	$78,700	$5,037	$96,542	$128,419	$25,041	$124,702	$21,594	$299,756

(1)	Does not include the amortization of deferred financing fees totaling $139 and $0 for the three months ended March 31, 2010 and 2009, respectively, and $485 and $584 for the twelve months ended March 31, 2010 and 2009, respectively.

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2010	2009
(In thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,535	$36,244
Accounts receivable, net	104,808	151,944
Inventories, net	14,446	27,216
Deferred income taxes, net	144	6,836
Prepaid expenses and other current assets	5,047	4,564
Income taxes receivable	10,394	3,871
Assets of discontinued operations — current	—	1,075

Total current assets	200,374	231,750
Goodwill	50,418	50,382
Intangible assets, net	32,510	36,659
Deferred income taxes—non-current	899	511
Other non-current assets	18,175	29,008
Assets of discontinued operations—non-current	—	56
Property and equipment, net	27,995	26,070

Total assets	$330,371	$374,436

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,171	$28,042
Floor plan financing in default	—	74,159
Deferred revenue	23,810	18,709
Accrued and other current liabilities	17,705	37,807
Capital Leases—current	311	238
Liabilities of discontinued operations — current	—	1,176

Total current liabilities	111,997	160,131
Other non-current liabilities	19,450	21,588
Shareholders’ equity:
Common shares, without par value, at $0.30 stated value; authorized 80,000,000 shares; 31,606,831 and 31,523,218 shares issued in 2010 and 2009, respectively	9,482	9,457
Treasury stock (8,674,788 shares in 2010 and 8,896,778 in 2009)	(2,602)	(2,669)
Capital in excess of stated value	(8,770)	(11,128)
Retained earnings	202,134	199,947
Accumulated other comprehensive loss	(1,320)	(2,890)

Total shareholders’ equity	198,924	192,717

Total liabilities and shareholders’ equity	$330,371	$374,436

AGILYSYS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2010	2009
(In thousands)	(Unaudited)
Operating activities:
Net income (loss)	$3,547	$(284,134)
Add: Loss from discontinued operations	29	1,947

Income (loss) from continuing operations	3,576	(282,187)
Adjustments to reconcile net (loss) income from continuing operations to net cash used for operating activities (net of effects from business acquisitions):
Asset impairment charges	293	249,983
Impairment of investment in The Reserve Fund’s Primary Fund	—	3,001
Gain on redemption of investment in The Reserve Fund’s Primary Fund	(2,505)	—
Gain on cost investment	—	(56)
Loss on sale of securities	91	—
Loss on disposal of property and equipment	—	494
Depreciation	3,914	4,032
Amortization	12,400	23,651
Deferred income taxes	6,596	(7,035)
Stock-based compensation	2,426	457
Excess tax benefit from exercise of stock options	(9)	—
Change in cash surrender value of company owned life insurance policies	(802)	4,610
Changes in operating assets and liabilities:
Accounts receivable	49,481	14,909
Inventories	12,839	(1,763)
Accounts payable	41,889	(68,809)
Accrued liabilities	(15,213)	(23,520)
Income taxes payable	(9,021)	14,483
Other changes, net	365	(1,808)
Other non-cash adjustments	(2,396)	(10,849)

Total adjustments	100,348	201,780

Net cash provided by (used for) operating activities	103,924	(80,407)
Investing activities:
Proceeds from (claim on) The Reserve Fund’s Primary Fund	4,772	(5,268)
Proceeds from redemption of cost basis investment	—	9,513
Proceeds from borrowings against corporate-owned life insurance policies	12,500	—
Additional investments in corporate-owned life insurance policies	(1,712)	(5,996)
Proceeds from sale of marketable securities	61	81
Additional investments in marketable securities	(45)	(4)
Acquisition of businesses, net of cash acquired	—	(2,381)
Purchase of property and equipment	(13,306)	(7,056)

Net cash provided by (used for) investing activities	2,270	(11,111)
Financing activities:
Floor plan financing agreement, net	(74,468)	59,607
Proceeds from borrowings under credit facility	5,077	—
Principle payments under credit facility	(5,077)	—
Debt financing costs	(1,578)	—
Dividends paid	(1,360)	(2,718)
Issuance of common shares	89	—
Excess tax benefit from exercise of stock options	9	—
Principal payment under long-term obligations	(216)	(67)

Net cash (used for) provided by financing activities	(77,524)	56,822
Effect of exchange rate changes on cash	695	911

Cash flows provided by (used for) continuing operations	29,365	(33,785)
Cash flows of discontinued operations—operating	(74)	94

Net increase (decrease) in cash	29,291	(33,691)
Cash at beginning of period	36,244	69,935

Cash at end of period	$65,535	$36,244

AGILYSYS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
(In thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income	$(500)	$(113,788)	$3,547	$(284,134)
Plus:
Interest expense, net	293	90	957	672
Income tax (benefit) expense	(5,769)	14,385	(5,176)	(1,096)
Depreciation and amortization expense(a)	3,189	6,458	15,829	27,099
Other (income) expenses, net	(883)	2,651	(6,194)	7,180
(Income) loss from discontinued operations	(9)	(804)	29	1,947

Adjusted EBITDA from continuing operations	$(3,679)	$(91,008)	$8,992	$(248,332)

(a)	Depreciation and amortization expense excludes amortization of deferred finance costs totaling $139 and $0 for the three months ended Mar. 31, 2010 and 2009, respectively, and $485 and $584 for the twelve months ended Mar. 31, 2010 and 2009, respectively; as such costs are already included in interest (income) expense, net.